UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2012

NATIONAL AUTOMATION SERVICES, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53755 (Commission File Number)	26-1639141 (I.R.S. Employer Identification No.)

P.O. Box 531744 Henderson, NV 89053 (Address of principal executive offices) (zip code)

(877) 871-6400 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 27, 2012, we received the necessary shareholder consents to approve an amendment to our Articles of Incorporation to increase our authorized shares of common stock from 250 million shares to one billion shares.  The increase will be effective upon filing a Certificate of Amendment to Articles of Incorporation.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On March 19, 2012, we filed with the Commission our Definitive 14A Information Statement, seeking consent by a majority of our shareholders to two proposals, namely:

1.
To approve an amendment to our Articles of Incorporation to increase the authorized common stock from 200,000,000 shares, par value $0.001, to 1,000,000,000 shares, par value $0.001 (the “Increase in Authorized Amendment”), and

2.
To approve an amendment to our Articles of Incorporation to create a class of preferred stock, consisting of 10,000,000 shares, par value $0.001, the rights, privileges, and preferences of which may be set by the Company’s Board of Directors without further shareholder approval (the “Preferred Stock Amendment”).

On April 27, 2012, we received shareholder consents voting in favor of the Increase in Authorized Amendment for a total of 110,997,971 shares, or approximately 56% of the total issued and outstanding voting securities.  The Preferred Stock Amendment did not receive sufficient votes for approval.

The voting results were as follows:

	Increase in Authorized Amendment	Preferred Stock Amendment

Votes For	110,997,971	64,012,882
Votes Against	850,801	29,605,198
Result	Approved	Not Approved

Section 9 – Financial Statements and Exhibits.

Item 9.01            Financial Statements and Exhibits.

(d)           Exhibits

3.1	Certificate of Amendment to Articles of Incorporation

[remainder of page intentionally left blank; signature page to follow]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2012	National Automation Services, Inc.,
a Nevada corporation

/s/ Robert W. Chance
	By:	Robert W. Chance
	Its:	President and Chief Executive Officer